                                                                EXHIBIT 12
                                                                FILE NO. 1-8606

                  BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------------------
                                                                   1995       1994       1993       1992        1991
                                                                 --------   --------   --------   --------    --------
Income before provision for income taxes, extraordinary
 items, and cumulative effect of changes in
 accounting principles.........................................  $3,009.4   $2,286.8   $2,273.6   $2,025.7    $1,894.7
Equity in income of less than majority-owned subsidiaries......    (152.5)     (41.1)     (48.3)     (52.4)      (79.5)
Dividends from less than majority-owned subsidiaries...........     146.0      101.0       73.4       48.3        64.6
Interest expense, including interest on capital lease
   obligations.................................................     571.1      624.6      719.6      828.7     1,000.8
Portion of rent expense representative of the interest factor..      90.9       95.2      102.6       98.6        99.4
                                                                 --------   --------   --------   --------    --------
Income, as adjusted............................................  $3,664.9   $3,066.5   $3,120.9   $2,948.9    $2,980.0
                                                                 ========   ========   ========   ========    ========

Fixed charges:
Interest expense, including interest on capital lease
  obligations..................................................  $  571.1   $  624.6   $  719.6   $  828.7    $1,000.8
Portion of rent expense representative of the interest factor..      90.9       95.2      102.6       98.6        99.4
Capitalized interest...........................................      64.4       19.1        1.1        3.2         6.4
Preferred stock dividend requirement...........................       9.9        5.7         --         --          --
                                                                 --------   --------   --------   --------    --------
Fixed charges..................................................  $  736.3   $  744.6   $  823.3   $  930.5    $1,106.6
                                                                 ========   ========   ========   ========    ========

Ratio of Earnings to Fixed Charges.............................      4.98       4.12       3.79       3.17        2.69
                                                                 ========   ========   ========   ========    ========
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